EXHIBIT 99.1

PRESS RELEASE

For Immediate Release:  March 13, 2006

Contact:

Ronnie Lyon, VP/General Counsel
Phone:	903-813-0377
rlyon1@airmail.net

Cap Rock Energy Corporation Announces Results
of Special Shareholders Meeting

MIDLAND, TX. — Cap Rock Energy Corporation (AMEX: RKE) held a special shareholders meeting on March 10, 2006, at its Stanton Division Office in Stanton, Texas.  The purpose of the special meeting was to vote on the proposed acquisition of the Company by Cap Rock Holding Corporation, an affiliate of Lindsay Goldberg & Bessemer L.P.

On November 4, 2005, Cap Rock Energy entered into an agreement and plan of share exchange with Cap Rock Holding Corporation.  Subject to the terms and conditions set forth in the agreement, Cap Rock Holding Corporation will acquire all the outstanding shares of Cap Rock Energy common stock for $21.75 per share.

Shareholders voted to approve the agreement and plan of share exchange, by a vote of 69.094% of all outstanding shares of the Company.  Approximately 96% of all shares voting approved the transaction.  Approval by regulatory authorities is necessary before the transaction can be consummated.

“My management team and I are delighted that this transaction has been so well received by our shareholders,” stated William West, President of Cap Rock Energy Corporation.  “This transaction is good for our customers, our employees and the communities we live in and serve, and it delivers a substantial premium to our shareholders.  We look forward to closing this transaction in the very near future.”

Cap Rock Energy supplies electricity to over 35,000 meters in counties throughout Texas.  Its corporate office is located in Midland, Texas with service divisions in Stanton, Colorado City, Brady and Celeste.  It also manages a municipal electric system in the City of Farmersville.

Any statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Because forward-looking statements involve risks and uncertainties, actual results may differ materially from current results expected by the Company.  The Company is providing this information as of March 10, 2006, and expressly disclaims any duty to update any forward-looking statements in this release, whether as a result of new information or future events.